Exhibit 99.1

     Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release

October 22, 2009

FIRST NATIONAL CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

Strasburg, Virginia (October 22, 2009) --- First National Corporation (OTCBB: FXNC) reported net income of $818 thousand for the third quarter of 2009. After the effective dividend on preferred stock, net income available to common shareholders was $598 thousand, or $0.20 per basic and diluted share, compared to $1.3 million in net income, or $0.44 per basic and diluted share, for the same period in 2008.

Harry S. Smith, President and CEO commented, "We are pleased to report our financial performance for the third quarter. We experienced several areas of improvement during the third quarter of 2009 when compared to the second quarter of 2009.  The net interest margin continued to improve with a 20 basis point increase to 3.73%.  Noninterest income remained stable, while noninterest expenses and the provision for loan losses decreased.    Asset quality improved as non-performing assets decreased from $20.2 million to $16.3 million.  The results of management’s efforts to work through problem loans and improve profitability are beginning to show.  We will continue these efforts along with carefully managing liquidity and capital during this slow economic environment.

Although net income was lower compared to the same quarter one year ago, we benefited from higher net interest income from an improved net interest margin.  Total revenue increased slightly while the provision for loan losses and noninterest expenses remained at higher levels.  The expense levels have a direct correlation with weaker economic conditions and increased holdings of other real estate owned.”

Quarterly Performance (Third Quarter 2009 to Third Quarter 2008)

▪	Net interest margin improved 5 basis points; net interest income was $156 thousand higher
▪	Noninterest income was $120 thousand lower
▪	Noninterest expense was $739 thousand higher
▪	Provision for other real estate owned was $182 thousand higher
▪	Provision for loan losses was relatively unchanged

The decrease in third quarter 2009 earnings compared to third quarter 2008 was primarily the result of a 19% increase in noninterest expense and an 8% decrease in noninterest income. Net interest income increased 3% and the provision for loan losses was relatively unchanged when comparing the two periods. Return on assets and return on equity were 0.59% and 6.11%, respectively, for the third quarter of 2009 compared to 0.95% and 12.78% for the same quarter in 2008.

Net interest income increased slightly to $4.8 million for the third quarter of 2009 compared to $4.6 million for the same quarter of 2008. The net interest margin was 5 basis points higher and average interest-earning assets were $8.3 million higher when comparing the two periods. The margin improvement was the result of a decline in the cost of funding earning assets.

Noninterest income totaled $1.4 million for the third quarter of 2009, a decrease of 8%, compared to $1.5 million for the same quarter of 2008. The decrease in noninterest income resulted primarily from less overdraft and trust and investment advisory fee income. Noninterest expense increased to $4.6 million for the third quarter of 2009 compared to $3.9 million for the same period in 2008. The higher levels of noninterest expense are primarily related to increased holdings of other real estate owned and other expenses related to loan collections.

Net charge-offs were $240 thousand for the third quarter of 2009, compared to $43 thousand for the third quarter of 2008. Non-performing assets totaled $16.3 million compared to $10.2 million one year ago. The allowance for loan losses totaled

$7.2 million or 1.60% of total loans at September 30, 2009, compared to $4.8 million or 1.07% of total loans at September 30, 2008. Net charge-offs, loan growth and specific reserves on impaired loans resulted in a loan loss provision of $394 thousand in the third quarter of 2009 compared to $385 thousand for the same period in 2008.

Quarterly Performance (Third Quarter 2009 to Second Quarter 2009)

▪	Net interest margin improved 20 basis points; net interest income was $303 thousand higher
▪	Noninterest income remained stable
▪	Noninterest expense was $518 thousand lower
▪	Provision for other real estate owned was $393 thousand lower
▪	Provision for loan losses was $95 thousand lower

Net interest income increased to $4.8 million for the third quarter of 2009 compared to $4.5 million for the second quarter of 2009. The net interest margin improved 20 basis points to 3.73% for the third quarter of 2009 from 3.53% for the second quarter of 2009. This improvement resulted from a decrease in the cost of funding earning assets.

Noninterest income remained unchanged at $1.4 million for the third quarter of 2009 compared to the second quarter of 2009. Noninterest expense for the third quarter of 2009 was $4.6 million, a decrease of 10% when compared to $5.1 million for the second quarter of 2009. This decrease was attributable to provision for other real estate owned losses totaling $182 thousand during the third quarter of 2009 compared to $575 thousand for the second quarter of 2009. In addition, noninterest expense decreased during the third quarter as a result of a one-time special assessment totaling $246 thousand levied by the FDIC during the second quarter of 2009.

Net charge-offs were $240 thousand for the third quarter of 2009, compared to $23 thousand for the second quarter of 2009. Non-performing assets totaled $16.3 million compared to $20.3 million for the second quarter of 2009. Our allowance for loan losses analysis resulted in a loan loss provision of $394 thousand in the third quarter of 2009 compared to $489 thousand for the second quarter of 2009. The allowance for loan losses totaled $7.2 million or 1.60% of total loans at September 30, 2009, compared to $7.0 million or 1.58% of total loans at June 30, 2009.

Year-to-Date Performance (Comparing the nine month periods ended September 30, 2009 and 2008)

▪	Provision for loan losses was $1.3 million higher
▪	Provision for other real estate owned was $818 thousand higher
▪	Net interest income was $412 thousand lower
▪	Noninterest income was $519 thousand lower
▪	Noninterest expense was $2.3 million higher

For the nine months ended September 30, 2009, net income was $1.1 million. After the effective dividend on preferred stock, net income available to common shareholders was $608 thousand, or $0.21 per basic and diluted share, compared to $4.1 million, or $1.41 per basic and diluted share, for the same period in 2008. Return on assets was 0.27% for the nine months ended September 30, 2009 compared to 1.02% for the same period in 2008, and return on equity was 2.97% for the nine months ended September 30, 2009 compared to 13.87% for the same period in 2008.

Net interest income decreased 3% to $13.4 million for the nine months ended September 30, 2009 compared to $13.9 million for the same period in 2008. The net interest margin was 16 basis points lower while average interest-earning assets were $8.8 million higher when comparing the two periods. The net interest margin was 3.55% for the nine months ended September 30, 2009, compared to 3.71% for the same period in 2008.

Noninterest income decreased 11% to $4.0 million for the nine months ended September 30, 2009 from $4.5 million for the same period in 2008. This decrease was attributable to less overdraft and trust and investment advisory fee income. Noninterest expense increased 20% to $14.0 million for the nine months ended September 30, 2009, compared to $11.7 million for the same period in 2008. The increase in noninterest expense was primarily the result of provisions for estimated losses on other real estate owned, higher FDIC assessments and increases in salaries and employee benefits and occupancy expense. Occupancy expense increased from new lease payments on future branch sites and increased depreciation expense from the operations center opened during the second half of 2008. Increases in specific reserves on impaired loans and other factors resulted in a loan loss provision of $2.1 million for the first nine months of 2009 compared to $739 thousand for the same period in 2008.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
Income Statement	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Interest and dividend income
Interest and fees on loans	$ 6,239	$ 6,955	$ 18,374	$ 21,555
Interest on federal funds sold	-	1	4	9
Interest on deposits in banks	-	3	-	33
Interest and dividends on securities available for sale:
Taxable interest	547	523	1,576	1,527
Tax-exempt interest	147	142	429	406
Dividends	16	28	32	126
Total interest and dividend income	$ 6,949	$ 7,652	$ 20,415	$ 23,656

Interest expense
Interest on deposits	$ 1,844	$ 2,430	$ 5,953	$ 7,802
Interest on federal funds purchased	26	28	35	96
Interest on company obligated mandatorily redeemable capital securities	113	143	361	508
Interest on other borrowings	192	433	628	1,400
Total interest expense	$ 2,175	$ 3,034	$ 6,977	$ 9,806

Net interest income	$ 4,774	$ 4,618	$ 13,438	$ 13,850
Provision for loan losses	394	385	2,054	739
Net interest income after provision for loan losses	$ 4,380	$ 4,233	$ 11,384	$ 13,111

Noninterest income
Service charges	$ 662	$ 746	$ 1,845	$ 2,152
Fees for other customer services	388	370	1,108	1,124
Trust and investment advisory fees	263	363	852	1,049
Gains on sale of loans	38	24	146	93
Gains on sale of securities available for sale	-	-	10	2
Gain on sale of premises and equipment	-	-	9	-
Other operating income (loss)	25	(7)	42	111
Total noninterest income	$ 1,376	$ 1,496	$ 4,012	$ 4,531

Noninterest expense
Salaries and employee benefits	$ 2,172	$ 1,980	$ 6,584	$ 6,301
Occupancy	338	317	989	841
Equipment	355	353	1,052	1,044
Marketing	122	106	391	318
Stationery and supplies Legal and professional fees	103 228	89 194	398 619	282 514
ATM and check card fees	181	182	552	485
FDIC assessment	173	85	603	176
Provision for other real estate owned	182	-	818	-
Other operating expense	737	546	1,957	1,685
Total noninterest expense	$ 4,591	$ 3,852	$ 13,963	$ 11,646

Income before income taxes	$ 1,165	$ 1,877	$ 1,433	$ 5,996
Income tax provision	347	593	341	1,897
Net income	$ 818	$ 1,284	$ 1,092	$ 4,099
Effective dividend and accretion on preferred stock	220	-	484	-
Net income available to common shareholders	$ 598	$ 1,284	$ 608	$ 4,099

Common Share and Per Common Share Data
Net income, basic and diluted	$ 0.20	$ 0.44	$ 0.21	$ 1.41
Shares outstanding at period end	2,926,552	2,922,860	2,926,552	2,922,860
Weighted average shares, basic and diluted	2,921,309	2,913,831	2,919,123	2,912,165
Book value at period end	$ 13.52	$ 13.84	$ 13.52	$ 13.84
Cash dividends	$ 0.14	$ 0.14	$ 0.42	$ 0.42

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Key Performance Ratios
Return on average assets	0.59%	0.95%	0.27%	1.02%
Return on average equity	6.11%	12.78%	2.97%	13.87%
Net interest margin	3.73%	3.68%	3.55%	3.71%
Efficiency ratio (1)	70.70%	62.14%	74.34%	62.54%

Asset Quality
Loan charge-offs	$ 320	$ 101	$ 773	$ 325
Loan recoveries	80	58	250	201
Net charge-offs	240	43	523	124
Non-accrual loans	10,719	8,549	10,719	8,549
Other real estate owned	5,623	377	5,623	377
Repossessed assets	321	21	321	21
Restructured loans	-	-	-	-
Non-performing assets	16,342	10,228	16,342	10,228

Average Balances
Average assets	$ 550,239	$ 539,197	$ 549,279	$ 537,411
Average earning assets	516,766	508,463	516,074	507,296
Average shareholders’ equity	53,075	40,005	49,108	39,485

	(unaudited)
	September 30, 2009	September 30, 2008
Capital Ratios
Tier 1 capital	$ 62,916	$ 50,475
Total capital	68,757	55,298
Total capital to risk-weighted assets	14.76%	11.88%
Tier 1 capital to risk-weighted assets	13.50%	10.84%
Leverage ratio	11.44%	9.36%

Balance Sheet
Cash and due from banks	$ 5,903	$ 8,633
Interest-bearing deposits in banks	2,086	2,381
Federal funds sold	-	5,050
Securities available for sale, at fair value	67,997	56,807
Loans held for sale	200	-
Loans, net of allowance for loan losses	442,570	447,752
Premises and equipment, net	20,893	21,551
Interest receivable	1,699	1,891
Other assets	11,525	4,422
Total assets	$ 552,873	$ 548,487

Noninterest-bearing demand deposits	$ 75,737	$ 75,506
Savings and interest-bearing demand deposits	134,086	152,294
Time deposits	204,127	186,407
Brokered deposits	33,131	42,419
Total deposits	$ 447,081	$ 456,626
Federal funds purchased	2,795	-
Other borrowings	35,264	40,466
Company obligated mandatorily redeemable capital securities	9,279	9,279
Accrued expenses and other liabilities	4,920	1,670
Total liabilities	$ 499,339	$ 508,041

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	September 30, 2009	September 30, 2008
Balance Sheet (continued)
Preferred stock	$ 13,967	$ -
Common stock	3,658	3,653
Surplus	1,399	1,425
Retained earnings	34,676	36,188
Unearned ESOP shares	(114)	(296)
Accumulated other comprehensive loss, net	(52)	(524)
Total shareholders’ equity	$ 53,534	$ 40,446

Total liabilities and shareholders’ equity	$ 552,873	$ 548,487

Loan Data
Mortgage loans on real estate:
Construction	$ 55,632	$ 67,282
Secured by farm land	1,665	1,727
Secured by 1-4 family residential	120,718	115,691
Other real estate loans	200,643	196,167
Loans to farmers (except those secured by real estate)	3,285	3,289
Commercial and industrial loans (except those secured by real estate)	52,412	52,007
Consumer installment loans	13,207	15,382
Deposit overdrafts	325	233
All other loans	1,864	797
Total loans	$ 449,751	$ 452,575
Allowance for loan losses	7,181	4,823
Loans, net	$ 442,570	$ 447,752

(1) The efficiency ratio is computed by dividing noninterest expense excluding losses on foreclosed assets by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities, premises and equipment and foreclosed assets. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2009 and 2008 was 34%.  Net interest income on a tax equivalent basis was $4,860 and $4,702 for the three months ended September 30, 2009 and 2008, respectively , and $13,690 and $14,092 for the nine months ended September 30, 2009 and 2008, respectively. Noninterest income excluding securities and premises and equipment gains and losses was $1,376 and $1,496 for the three months ended September 30, 2009 and 2008, respectively, and $3,993 and $4,529 for the nine months ended September 30, 2009 and 2008, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.